Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Form S-8 No. 33-37409, 33-71862, 33-65495, 333-16417, 333-42693, 333-72573, 333-88345, 333-48490, 333-67322, 333-74804, 333-101119, 333-107808, 333-117741, and 333-136219) pertaining to the following: the Cirrus Logic, Inc. Amended 1990 Directors’ Stock Option Plan; the Cirrus Logic, Inc. Amended 1996 Stock Plan; the Stream Machine Company 1996 Stock Option Plan; the Cirrus Logic, Inc. 2002 Stock Option Plan; and the Cirrus Logic, Inc. 2006 Stock Incentive Plan of our reports dated May 25, 2011, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended March 26, 2011.
/s/ Ernst & Young LLP
Austin, Texas
May 25, 2011